JIMMY C.H. CHEUNG & CO.
Certified Public Accountants

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

TO THE BOARD OF DIRECTORS OF
CHINACAST EDUCATION CORPORATION

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 (Amendment No.1) of ChinaCast Education Corporation of our report, dated December 4, 2009, relating to our audit of the consolidated financial statements of East Achieve Limited and subsidiary for the year ended December 31, 2008 included in the Current report on Form 8-KA filed by ChinaCast Education Corporation on December 18, 2009.

We also consent to the reference to our firm under the caption "Experts" in the Prospectus, which is part of this Registration Statement.

JIMMY C.H. CHEUNG & CO.
Certified Public Accountants

Hong Kong

Date: June 1, 2010

1607 Dominion Centre, 43 Queen's Road East, Wanchai, Hong Kong
Telephone : (852) 25295500 Fax: (852) 28651067
Email : jimmy.cheung@jchcheungco.hk
Website : http://www.jchcheungco.hk